Exhibit 3.9

CERTIFICATE OF FORMATION
OF
USAC LEASING 2, LLC

This Certificate of Formation of USAC Leasing 2, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Texas Business Organizations Code §3-001 et seq. (the “TBOC”).

1.                                      The name of the limited liability company formed hereby is:

USAC Leasing 2, LLC

2.                                      The address of the registered office of the Company in the State of Texas is 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201. The name of the Company’s registered agent for service of process on the Company in the State of Texas, at such address, is C T Corporation System.

3.                                      The Company will have managers. The name and address of the initial manager is:

S&R Compression (Texas), LLC
6733 South Yale Avenue
Tulsa, OK 74136

4.                                      The purpose for which the company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the TBOC.

5.                                      The name and address of the organizer is:

Becky Diffen
Vinson & Elkins L.L.P.
2801 Via Fortuna, Suite 100
Austin, TX 78746-7568

6.                                      This document becomes effective when the document is filed by the Secretary of State.

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The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: August 23, 2013	By:	/s/ Becky Diffen
	Name:	Becky Diffen
	Title:	Organizer

Signature Page to
LeaseCo Certificate of Formation